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                                                                    Exhibit 10.4


August 8, 2007



[INVESTOR NAMES]



Dear Investors:

         Reference is made to that Stock Purchase Agreement, dated as of August 8, 2007, among Narrowstep Inc., a Delaware corporation (the "COMPANY") and each of you (the "PURCHASE AGREEMENT"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

         As an inducement to the investors who purchase Securities pursuant to the Purchase Agreement, the undersigned hereby agrees that from the date hereof and continuing for a period of nine (9) months thereafter (the "LOCK-UP PERIOD"), the undersigned will not (A) offer, sell, contract to sell, pledge, hypothecate, transfer or otherwise dispose of, directly or indirectly, any shares of capital stock or other equity securities of the Company (including without limitation any shares of capital stock or other equity securities issued or issuable to the undersigned as the result of any stock split, stock dividend or distribution on such securities) and any options, warrants or other rights to purchase or acquire shares of capital stock of the Company, in each case whether now owned or hereafter acquired (the "LOCK-UP SHARES"), (B) enter into any agreement or transaction that would have the same effect, (C) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any such aforementioned transaction is to be settled by delivery of the Lock-Up Shares, in cash or otherwise, or (D) publicly disclose the intention to make any such offer, sale, pledge or disposition, without, in each case, the prior written consent of investors who purchased a majority of the Securities issued pursuant to the Purchase Agreement.

         Notwithstanding the foregoing, the undersigned may transfer Lock-Up shares (i) as a BONA FIDE gift or gifts, provided that the donee or donees thereof agree to be bound by the restrictions set forth herein, and (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value. For purposes of this Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

         In furtherance of the foregoing, the Company shall, and shall cause its transfer agent and registrar to, decline to make any transfer of the Lock-Up Shares if such transfer would constitute a violation or breach of this letter agreement.

         Each of the signatories hereto acknowledges that each of the investors who purchased Securities pursuant to the Purchase Agreement are third party beneficiaries of this letter agreement and this letter agreement may not be modified or changed without the prior written consent of the investors who purchased at least a majority of the Securities issued pursuant to the Purchase Agreement.

         This letter agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This letter agreement or the rights hereunder may not be assigned by the investors named above, except to their respective partners and affiliates to which they transfer all or any portion of the Securities in accordance with applicable law or regulation.

                                       Very truly yours,


                                       Signature:
                                                   -----------------------------
                                                    David McCourt

ACKNOWLEDGED AND AGREED:


NARROWSTEP INC.


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